EXHIBIT 99.1

374Water and EGL enter into a Strategic Partnership Agreement to Eliminate PFAS Contamination in Australia

EGL will adopt and place an initial order of the AirSCWO solution for the Australian market

DURHAM, NC / ACCESSWIRE - 374Water Inc. (Nasdaq:SCWO), a global social impact and cleantech company offering an innovative commercial waste solution for the environment, has formed a strategic partnership with The Environmental Group Limited (EGL) to combat PFAS contamination in Australia and New Zealand. The collaboration between these two industry leaders will be a catalyst  for the expansion of 374Water's commercial solution in regions where it is urgently needed.

PFAS and its remediation have long been pressing concerns in Australia, where they have been addressing the problem for over five years as early adopters and advocates of PFAS-eliminating technologies. Recognizing EGL as a pioneer in tackling PFAS contamination challenges in a progressive and developed nation, 374Water eagerly formed this exclusive partnership agreement. Through this alliance, EGL will gain access to 374Water's groundbreaking AirSCWOTM technology and robust customer base, including waste, utilities, and industrial sectors.

"EGL's demonstrable commitment to eliminating PFAS contaminants, and our mission at 374Water to foster a better future through a circular economy, provides a strong foundation for this strategic partnership in Australia, known for its progressive response to forever chemicals ," said Kobe Nagar, CEO and Co-founder of 374Water, "Australia has been ahead of the curve when it comes to solving this problem, and partnering with EGL provides us with  access to their expertise while expanding our global reach as we execute on our vision to create a world without waste."

Under the terms of the agreement, EGL will act as an exclusive distributor for 374Water's AirSCWO technology throughout Australia and New Zealand. Additionally, EGL will be responsible for servicing and supporting systems deployed in the region during the term of their partnership. The collaboration is set to kick off with an initial order for an AirSCWO 6 system upon execution of the agreement.

Jason Dixon, CEO of EGL noted: "Our goal is not just remediating PFAS contamination; it's about paving the way forward for future generations. Partnering with 374Water allows us to harness the power of cutting-edge AirSCWO technology so we can make significant strides in protecting our environment."

This strategic partnership signifies a major milestone in both companies' journeys towards eliminating waste and addressing PFAS contamination on a global scale. By joining forces, 374Water and EGL aim to provide effective solutions that support environmental stewardship while delivering sustainable outcomes for communities in need.

About 374Water

374Water Inc. (Nasdaq:SCWO), is a global cleantech, social impact company whose mission is to preserve a clean and healthy environment that sustains life. We are pioneering a new era of sustainable waste management that supports a circular economy and enables organizations to achieve their environmental, social, and governance (ESG) and sustainability goals. Follow us on LinkedIn.

Cautionary Language

This press release contains "forward-looking statements," as that term is defined under the Private Securities Litigation Reform Act of 1995 (PSLRA), which statements may be identified by words such as "expects," "plans," "projects," "will," "may," "anticipates," "believes," "should," "intends," "estimates," and other words of similar meaning.

Investor Contact:

Heather Crowell

ir@374water.com

Media Contact:

Christian Rizzo

media@374water.com

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